PERFORMANCE BASED BONUS AGREEMENT

This performance based bonus agreement is made and entered into effective the 8th Day of August 2005, by and between M. Dewey Bain, the CEO and CFO of Planetlink Communications, Inc. ("CEO") and Planetlink Communications, Inc. (the "Corporation").

I. PERFORMANCE CRITERIA

The Corporation has set forth the terms of performance of the CEO for certain future performances to receive the compensation bonus discussed below. The terms include the CEO to cause the company to realize either a net profit of $1,500,000 (one and a half million dollars) for the year ending December 31, 2005 or $5,000,000 (five million dollars) of revenues for the year ending December 31, 2005. In the event that neither of the performance criteria are met, the compensation must be returned to the company within 3 (three) business days.

II. TERM AND ESCROW

The term of this agreement shall be until December 31, 2005. The CEO has the right to terminate this agreement and return the shares at any time the CEO feels that the goal cannot reasonably be reached.

It is agreed that the certificate for the 140,000,000 shares, although issued, shall be held in escrow by the Director of Finance and Accounting, until it is determined whether or not either of the performance criteria provided for in this agreement has be satisfied; however, that determination, if not made earlier, shall be made within five business days after the auditors of the Company have delivered to the Company their report for the year ended December 31, 2005.

IV. WORK FOR HIRE

It is the intention of the parties that all rights, including, without limitation, copyright in any reports, surveys, marketing, promotional, and collateral materials prepared by CEO in connection with his or her services performed for the Corporation (the "Work") shall vest in the Corporation. The parties expressly acknowledge that the Work was specially ordered or commissioned by the Corporation, and further agree that it shall be considered a "work made for hire" within the meaning of the copyright laws of the United States, and that the Corporation is entitled as author to the copyright and all of the rights to the Work, throughout the world, including but not limited to, the right to make such changes in the Work and such uses of the Work, as the Corporation may determine in its sole and absolute discretion.

V. CONFIDENTIAL INFORMATION

For the purposes of this agreement, "Confidential Information" shall mean the information described below, which was disclosed by the Corporation to CEO in any manner, whether orally, visually, or in tangible form, including, but not limited to, documents, devices, computer readable media, trade secrets, formulae, patterns, inventions, processes, customer lists, sales records, pricing lists, margins, and other compilations of confidential information, and all copies of such confidential information. Tangible materials that disclose or embody Confidential Information shall be marked or identified by the Corporation as "confidential." Confidential Information that is disclosed orally or visually shall be identified by the Corporation as confidential at the time of disclosure.

CEO shall maintain in confidence and not use or disclose the Confidential Information, using a fiduciary degree of care to protect the Confidential Information. For the purposes of this agreement, Confidential Information shall not include any information which CEO can prove (i) was in CEO's possession, or known to CEO without confidentiality restriction, prior to disclosure by the Corporation, (ii) was generally known in the trade or business in which the Corporation is engaged at the time of disclosure to CEO, or becomes generally known in the trade or business after such disclosure, through no act of CEO, (iii) has come into the possession of CEO without confidentiality restrictions from a third-party, and such third-party is under no obligation to the Corporation to maintain the confidentiality of such information, or (iv) was developed by or for CEO independently without reference to the Confidential Information.

If a particular portion or aspect of the Confidential Information shall become subject to any of the above-mentioned exceptions, the parties expressly agree that all other portions or aspects of the Confidential Information shall remain subject to all of the provisions of this agreement.

In the event that CEO is ordered to disclose the Corporation's Confidential Information pursuant to a judicial or governmental request, requirement, or order, CEO shall promptly notify the Corporation in writing and shall take reasonable steps to assist the Corporation in contesting such request, requirement, or order, or in otherwise protecting the Corporation's rights prior to such disclosure.

Except as may be expressly specified within this agreement, the Corporation grants no license to CEO under any copyright, patent, trademarks, trade secret, or other proprietary right, to use, utilize, or reproduce the Confidential Information.

VI. COMPENSATION

As compensation for services rendered under the terms of this agreement, CEO shall be entitled to receive from the Corporation 140,000,000 shares of the Corporation's common stock, restricted under Rule 144. The parties agree that the valuation of the issued stock shall be $0.0015 per share of common stock, for the day the Corporation and the CEO orally agreed upon the compensation to be paid. The parties agree that this valuation is reasonably equal to the value of the services to be rendered by CEO to the Corporation herein.

VII. SECURITIES LAW

CEO hereby expressly acknowledges that the Confidential Information is likely to include material nonpublic information pursuant to the securities laws of the United States. Being advised that the Corporation is specifically relying upon Rule 100(b)(2)(ii) of Regulation FD, in providing the Confidential Information to CEO, CEO expressly agrees that he will not use the Confidential Information in violation of United States securities laws, and specifically agrees to keep the Confidential Information in confidence.

M. Dewey Bain is acquiring the Shares for his own account and has no present arrangement or agreement for the sale, pledge or hypothecation of the Shares to any person or firm and acknowledges that he is acquiring the Shares in good faith for the purposes of investment, that the Shares have not been registered under the Securities Act. He agrees to the placement of the following restrictive legend on the certificate(s) representing the Shares. The parties covenant and agree that they will execute such other and further instruments and documents as are or may become necessary or convenient to effectuate and carry out the obligations of the parties in accordance with this agreement.

> "The Shares represented by this certificate have not been registered under the Securities Act of 1933 as amended. They may not be sold, assigned or transferred in the absence of an effective registration statement for the Shares under the said Securities Act, receipt of a 'no action' letter from the Securities and Exchange Commission or an opinion of counsel satisfactory to the Corporation that registration is not required under said Securities Act."

He further agrees that the Shares will be the subject of standard stop transfer order on the books and records of Planetlink's transfer agent.

VIII. GENERAL

This agreement shall be construed under and in accordance with the laws of the State of Texas.

This agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, executors, administrators, legal representatives, successors, and assigns where permitted by this agreement.

This agreement supersedes any prior understandings or oral agreements between the parties respecting the subject matter contained in this agreement.

All agreements, warranties, representations, and indemnifications contained in this agreement above shall survive the termination of this performance based stock award agreement.

This performance based stock award agreement shall be deemed a bonus contract with regard to the CEO/CFO, and CEO/CFO may not assign any or all of his or her interest in this agreement without the written consent of the Corporation.

CEO/CFO:

M. Dewey Bain

CORPORATION:

PLANETLINK COMMUNICATIONS, INC.

by: ____________________ 08/12/05
Harold Jackson, Chairman of the Board

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